Exhibit 10.1
SECOND AMENDMENT TO CREDIT AGREEMENT
     THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into this 18th day of December, 2009, by and between ORION ENERGY SYSTEMS, INC., a Wisconsin corporation, and GREAT LAKES ENERGY TECHNOLOGIES, LLC, a Wisconsin limited liability company (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).
RECITALS
     WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of March 18, 2008, as amended from time to time (“Credit Agreement”).
     WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:
     1. Section 1.1(a) and (b) are hereby deleted in their entirety, and restated as follows:
     “(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including August 31, 2010, not to exceed at any time the aggregate principal amount of TWENTY FIVE MILLION DOLLARS ($25,000,000.00) (“Line of Credit”), the proceeds of which shall be used for working capital or other general corporate purposes. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a $25,000,000.00 promissory note dated the same date as this Agreement (“Line of Credit Note”), the terms of which are incorporated by reference. The Line of Credit Note shall be given as a replacement for, and not in satisfaction of, the Borrower’s $25,000,000 Revolving Note dated December 22, 2005.
     (b) Limitation on Borrowings. Outstanding borrowings under the Line of Credit shall not at any time exceed a 95% advance rate for aggregate Listed Money Market Funds acceptable to Bank that are held in Borrower’s Account #                     maintained with Wells Fargo Securities, LLC, and that have been pledged to Bank pursuant to the Security Agreement: Securities Account granting Bank, less $300,000.00, representing Borrower’s purchasing card (P-Card) commitment from Bank.”
     2. Section 1.2 (c) is hereby deleted in its entirety, and the following substituted therefor:
     “(c) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to fifteen hundredths percent (.15%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the date of this agreement, then the fee shall be calculated on the full amount of the increased Line of Credit.”

     3. Section 1.4 is hereby deleted in its entirety and the following is substituted therefore:
     “SECTION 1.4. COLLATERAL. As security for all indebtedness and other obligations of Borrower to Bank, Borrower granted to Bank pursuant to the Security Agreement: Continuing Rights to Payment and Inventory dated March 18, 2008 (the “2008 Security Agreement”), a first lien security interest in all Borrower’s accounts receivable and other rights to payment, general intangibles and inventory, which security interest extends without limitation to all deposit accounts, securities entitlements, investment property, and cash owned by each Borrower. Bank and Borrower have now agreed that Bank shall deliver cash subject to this existing security interest to Bank for deposit to securities account #                     maintained by Borrower with Wells Fargo Securities, LLC (the “Securities Account”), which shall continue to secure all indebtedness and other obligations of Borrower to Bank hereunder, pursuant to the terms of a Security Agreement: Securities Account, dated the same date as the Second to Credit Agreement (the “2009 Security Agreement”), which 2009 Security Agreement shall continue the existing security interest in effect and replace the original 2008 Security Agreement.
     In consideration of Borrower delivering cash collateral to the Securities Account, which account shall be controlled by Bank and thus subject to Bank’s perfected security interest, Bank agrees that it will release its security interest in all other personal property collateral owned by each Borrower and granted to Bank pursuant to the 2008 Security Agreement (other than the security interest in collateral continued by the 2009 Security Agreement), which collateral being released hereby that is owned by each Borrower has a value significantly in excess of the cash collateral deposited to the Securities Account, and Bank further agrees to terminate its security interest in collateral granted to it by Orion Asset Management, LLC and Clean Energy Solutions, LLC pursuant to security agreements dated May 15, 2009 (although Bank shall retain guaranties given by each of Orion Asset Management, LLC and Clean Energy Solutions, LLC dated May 15, 2009).
     All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals and audits.”
     4. Section 4.9 is hereby deleted in its entirety, and the following substituted therefor:
     “SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower’s financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower’s financial statements for the period ending December 31, 2007:

     (a) Total Liabilities divided by Tangible Net Worth not greater than 1.0 to 1.0 at each fiscal quarter end, with “Total Liabilities” defined as the aggregate of current liabilities and noncurrent liabilities less subordinated debt, and with “Tangible Net Worth” defined as the aggregate of total stockholders’ and members’ equity plus subordinated debt less any intangible assets.
     (b) Minimum Net income after taxes not less than ($4,611,000.00) as of September 30, 2009, ($6,499,000.00) as of December 31, 2009, ($8,219,000.00) as of March 31, 2010, ($1,700,000.00) as of June 30, 2010, determined as of each fiscal quarter end, and calculated on a fiscal year-to-date basis.”
     5. As a condition precedent to the obligations of Bank hereunder, Borrower shall deliver to Bank the 2009 Security Agreement, and Addendum to Security Agreement: Securities Account, and a Securities Account Control Agreement, together with a deposit of cash in the amount of $20,000,000.00 to the Securities Account, and Bank shall not be required to terminate its interest in the other collateral until Bank’s counsel, in its sole discretion, determines that Bank has an unimpaired first lien security interest in the Securities Account and all cash deposited thereto.
     6. Subject to the terms and conditions of this Amendment, Bank hereby waives its rights to declare Borrower in default under the Agreement as a result of Borrowers’ failure to comply with Sections 4.9(b) and 4.9(c) of the Agreement with respect to the breach for the period ending September 30, 2009. This waiver applies only to the specific breaches referenced herein. It is not a waiver of any subsequent breach of the same provision of the Agreement, nor is it a waiver of any breach of any other provision of the Agreement. Except as expressly stated herein, Bank reserves all rights, powers and remedies available to Bank under the Agreement and any other agreements signed by Borrower, including the right to cease making advances and the right to accelerate any indebtedness, if any subsequent breach of the same provisions or any other provisions of the Agreement should occur.
     7. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.
     8. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.
     9. Borrower and Guarantors ratify, reaffirm, acknowledge, and agree that the Agreement, as hereby amended, represents valid, enforceable and collectible obligations of Borrower, and that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to any of these documents or instruments. In addition, Borrower and Guarantors hereby expressly waive, release and absolutely and forever discharge Bank and its shareholders, directors, officers, employees and agents, and their heirs, personal representatives, successors and assigns, from any and all liability, claims, demands, damages, actions and causes of action that Borrower or Guarantors may now have, or have had prior to the date hereof and, without limiting the generality of the foregoing, from any and all liability, claims, demands, damages, actions and causes of action arising out of, or in any way connected with, the Notes. Borrower and Guarantors further acknowledge and represent that no event of default or unmatured event of default exists other than as set forth in Section 6 of this Amendment.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

ORION ENERGY SYSTEMS, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Neal R. Verfuerth	By:	/s/ Thomas Fameree

	Neal R. Verfuerth, Chairman/CEO		Thomas Fameree, Vice President

GREAT LAKES ENERGY TECHNOLOGIES, LLC
By:	s/ Michael J. Potts
Title: Executive Vice President

ACKNOWLEDGED AND AGREED TO By Guarantors Orion Asset Management, LLC and Clean Energy Solutions, LLC this 18th day of December, 2009.

ORION ASSET MANAGEMENT, LLC		CLEAN ENERGY SOLUTIONS, LLC

By:	/s/ Michael J. Potts	By:	s/ Michael J. Potts

	Title: Executive Vice President		Title: Executive Vice President